UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2020

KRYSTAL BIOTECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38210	82-1080209
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2100 Wharton Street, Suite 701

Pittsburgh, Pennsylvania 15203

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (412) 586-5830

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KRYS	Nasdaq

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 29, 2020, the compensation committee (the “Compensation Committee”) of the board of directors of Krystal Biotech, Inc., a Delaware corporation (the “Company”), approved 2019 cash bonus awards for Krish Krishnan, the Company’s chief executive officer, and Suma Krishnan, the Company’s chief operating officer. Mr. Krishnan’s cash bonus is $254,153 and Ms. Krishnan’s bonus is $140,054, which reflect a 105% payout of their target bonuses of 50% and 35% of their 2019 base salaries, respectively.

The Company filed its definitive proxy statement on Schedule 14A for its 2020 annual meeting of stockholders on April 14, 2020 (the “Proxy Statement”). At the time the Proxy Statement was filed, 2019 bonus awards for Mr. Krishnan and Ms. Krishnan had not been determined. As a result, the Summary Compensation Table included on page 15 of the Proxy Statement does not reflect the 2019 bonus awards described above. With the addition of the bonus awards, Mr. Krishnan’s total compensation for 2019 was increased to $619,878, and Ms. Krishnan’s total compensation for 2019 was increased to $495,444.

In addition, on April 29, 2020 the Compensation Committee approved an increase in Ms. Krishnan’s target bonus award to 50% of her base salary for 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2020	KRYSTAL BIOTECH, INC.

	By:	/s/ Krish S. Krishnan
	Name:	Krish S. Krishnan
	Title:	President and Chief Executive Officer